Exhibit 99

                          FARMERS & MERCHANTS BANCORP
                     REPORTS RECORD SECOND QUARTER EARNINGS

     On July 22, 2004, Kent A. Steinwert, President and Chief Executive Officer of Farmers & Merchants Bancorp, announced that the Company earned record net income for the second quarter ending June 30, 2004. The results represented the 26th consecutive quarter that Farmers & Merchants Bancorp's net income increased over the same period the prior year.

     Farmers & Merchants Bancorp reported record net income of $4,104,000 for the quarter ending June 30, 2004. Earnings per share of common stock outstanding for the second quarter were $5.14, up 13.2% from the second quarter of the prior year. In addition, loans outstanding grew 12.3%, total core deposits, excluding time deposits, increased 14.6%, and total average assets were $1,168,275,000 up 7.3% over the second quarter of 2003. Return on average assets for the quarter was 1.41%, and return on average equity was 14.6%, an improvement of 103 basis points over the second quarter of the prior year. The Company continues to maintain a high quality loan portfolio with non-performing assets as of June 30, 2004 totaling 0.3% of loans. In addition, the Company's loan loss reserve remains strong at $17,776,000 or 2.1% of total gross loans.

     Steinwert further stated, "Management's asset/liability management strategies have positioned the Bank to take advantage of increases in interest rates. On June 30, 2004, the Federal Reserve Bank increased market interest rates by 25 basis points and additional increases are expected in future months. Improvement in the Bank's net interest margin as a result of increases in interest rates should have a positive impact on future quarters' earnings."

     Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service community bank and proudly serves California's Great Central Valley through 18 branch offices conveniently located from Sacramento to Turlock.